As filed with the U.S. Securities and Exchange Commission on August 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KATAPULT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	81-4424170
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5204 Tennyson Parkway, Suite 500

Plano, TX 75024

(833) 528-2785

(Address of principal executive offices) (Zip code)

Cognical, Inc. 2014 Stock Incentive Plan

Katapult Holdings, Inc. 2021 Equity Incentive Plan

(Full titles of the plans)

Karissa Cupito

Chief Financial Officer

5204 Tennyson Parkway, Suite 500

Plano, TX 75024

(833) 528-2785

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire

Rupa Briggs

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.0001 per share
– 2021 Equity Incentive Plan	8,932,162	(2)	3.74	(3)	33,406,285.88	(3)	$3,644.63	(3)
– 2014 Stock Incentive Plan	9,140,107	(4)	0.31	(5)	2,833,433.17	(5)	309.13	(5)
Total	18,072,269		—		$36,239,719.05		3,953.75

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents 8,932,162 shares of the Registrant’s Common Stock currently reserved for issuance under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that awards outstanding under the 2021 Plan expire or are terminated or canceled without having been exercised or settled in full, or if shares of common stock acquired pursuant to an award subject to forfeiture or repurchase are forfeited or repurchased by the Registrant for an amount not greater than the participant’s purchase price, the shares allocable to the terminated portion of such award or such forfeited or repurchased shares will be available for future issuance under the 2021 Plan.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.74 per share, the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq Capital Market on August 12, 2021.

(4)	Represents 9,140,107 shares of the Registrant’s Common Stock underlying awards previously granted under the Cognical, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), as assumed by the Registrant on June 9, 2021 pursuant to the Agreement and Plan of Merger, dated December 18, 2020 (the “Merger Agreement”), by and among FinServ, Keys Merger Sub 1, Inc., Keys Merger Sub 2, LLC, Katapult Holdings, Inc., the Registrant, and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement).

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on an average weighted exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act or 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the Cognical, Inc. 2014 Stock Incentive Plan and in the Katapult Holdings, Inc. 2021 Equity Incentive Plan (together with the 2014 Plan, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Katapult Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s proxy statement/prospectus relating to its Registration Statement on Form S-4, as amended (File No. 333-252558), filed with the SEC under Rule 424(b) under the U.S. Securities Act of 1933, as amended, on May 18, 2021, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 24, 2021;

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 5, 2021, April 30, 2021, May 28, 2021 and June 8, 2021, and the Registrant’s Current Report on Form 8-K filed with the SEC on June 15, 2021, as amended by Amendment No. 1 to Form 8-K/A filed on June 30, 2021;

(d) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on October 30, 2019 (File No. 001-39116) under the Exchange Act of 1934, as amended (the “Exchange Act”), as updated in the section titled “Description of Securities” beginning on page 89 of the Registration Statement on Form S-1 originally filed by the Registrant with the SEC on June 30, 2021 (File No. 333-257583), as well as any additional amendments or reports filed for the purpose of updating such description; and

(e) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s second amended and restated certificate of incorporation, provides that no director shall be personally liable to us or any of the Registrant’s stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Registrant’s second amended and restated certificate of incorporation is to eliminate Registrant’s rights and those of Registrant’s stockholders (through stockholders’ derivative suits on Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with Registrant’s second amended and restated certificate of incorporation, the liability of the Registrant’s directors to the Registrant or the Registrant’s stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s second amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s second amended and restated certificate of incorporation provides that the Registrant will, to the fullest extent authorized or permitted by applicable law, indemnify the Registrant’s current and former officers and directors, as well as those persons who, while directors or officers of the Registrant’s corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s second amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s second amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of the Registrant’s corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s second amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s second amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s second amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s second amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s second amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s second amended and restated certificate of incorporation.

The Registrant’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in the Registrant’s second amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. The Registrant’s bylaws also permit us to purchase and maintain insurance, at the Registrant’s expense, to protect us and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant has purchased and intends to maintain insurance on behalf of the Registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Company, dated June 9, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed with the SEC on June 15, 2021).

4.2	Amended and Restated By-Laws of the Company, dated June 9, 2021 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed with the SEC on June 15, 2021).

4.3	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to of the Company’s Form 8-K, filed with the SEC on June 15, 2021).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1*	Katapult Holdings, Inc. 2021 Equity Incentive Plan.

99.2*	Forms of Stock Option Grant Notice and Stock Option Agreement under Katapult Holdings, Inc. 2021 Equity Incentive Plan.

99.3*	Cognical, Inc. 2014 Stock Incentive Plan.

99.4*	Forms of Stock Option Grant Notice and Stock Option Agreement under 2014 Stock Incentive Plan.

*	Filed herewith.

Item 9.	Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 16th day of August, 2021.

KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
Orlando Zayas
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Orlando Zayas, Karissa Cupito, Derek Medlin, Tahmineh Maloney, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Orlando Zayas	Chief Executive Officer	August 16, 2021
Orlando Zayas	(Principal Executive Officer)

/s/ Karissa Cupito	Chief Financial Officer	August 16, 2021
Karissa Cupito	(Principal Financial and Accounting Officer)

/s/ Chris Masto	Director	August 16, 2021
Chris Masto

/s/ Joanne Bradford	Director	August 16, 2021
Joanne Bradford

/s/ Bruce Taragin	Director	August 16, 2021
Bruce Taragin

/s/ Lee Einbinder	Director	August 16, 2021
Lee Einbinder

/s/ Brian Hirsch	Director	August 16, 2021
Brian Hirsch

/s/ Don Gayhardt	Director	August 16, 2021
Don Gayhardt